CORPORATE HIGH YIELD FUND III, INC.

FILE #811-8497

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
1/20/2006	DRS Technologies 6.63% 2/1/16	250,000	350,000,000	Bear Stearns & Co. Inc Wachovia Securities Merrill Lynch & Co. Banc Of America Sec. LLC CIBC World Markets Jefferies & Company Ryan Beck & Co.
1/26/2006	NRG Energy Inc. 7.25% 2/1/14	1,575,000	1,200,000,000	Morgan Stanley Citigroup Lehman Banc of America Deutsche Bank Goldman Sachs Merrill Lynch
1/26/2006	NRG Energy Inc. 7.38% 2/1/16	1,475,000	2,400,000,000	Morgan Stanley Citigroup Lehman Banc of America Deutsche Bank Goldman Sachs Merrill Lynch
3/16/2006	Angiotcech Pharmaceuticals Inc 7.75 4/1/14	625,000	250,000,000	Credit Suisse Merrill Lynch & Co.
3/29/2006	Host Marriot	1,000,000	800,000,000	Gold Sachs & Co Banc of America Securities Deutsche Bank BNY Capital Markets Merrill Lynch Calyon Securities Citigroup RBS Greenwich Scotia Capital Societe General Wachovia Securities
5/1/2006	cumulus Media 9.88% 5/15/2014	1,775,000	250,000,000	Merrill Lynch Goldman Sachs Deutsche Bank UBS Securities Banc of America